Exhibit 10.11

INTERCOMPANY REVOLVING CREDIT AGREEMENT

THIS INTERCOMPANY REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of April 24, 2020, by and between FAT Brands Inc., a Delaware corporation (“Lender”), and Fog Cutter Capital Group Inc., a Maryland corporation (“Borrower” and, together with Lender, the “Parties” and each, a “Party”).

RECITALS

WHEREAS, Lender has previously extended credit to Borrower pursuant to that certain Intercompany Promissory Note, dated October 20, 2017, with an initial principal balance of $11,906,000 (the “Original Note”), and Lender and certain of its direct or indirect subsidiaries (the “Subsidiaries”) have made additional intercompany advances to Borrower following the date of the Original Note through December 29, 2019 in the aggregate amount of $10,523,000 (the “Prior Revolving Loans”);

WHEREAS, Borrower has requested that the Prior Revolving Loans be converted into initial balances of borrowings under this Agreement payable to Lender or the Subsidiaries, as applicable, and that the Lender commit to make additional extensions of credit as provided herein, all on the terms and subject to the conditions described herein; and

WHEREAS, Lender is willing to convert the Prior Revolving Loans to borrowings under this Agreement, and to extend additional credit to Borrower under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.1 Intercompany Debt.

(a) Starting Balance. As of December 29, 2019, the Original Note, the Prior Revolving Loans, other adjustments, and the aggregate balance of accrued and unpaid interest thereon (which amounts are reflected on Schedule I as of such date) shall be converted into an initial balance of borrowings under this Agreement in the aggregate amount of $21,067,000, and additional borrowings that were made during the first fiscal quarter of 2020 (which amounts will be reflected on Schedule I) shall be added to the initial balance of borrowings under this Agreement (collectively, the “Starting Balance”). The amounts included in the Starting Balance that are owed directly to Lender on the date hereof shall continue to be due and payable to Lender, and the amounts included in the Starting Balance that are owed to each Subsidiary on the date hereof shall remain due and payable to such Subsidiary, as applicable.

(b) Reborrowing. Following the date hereof, Borrower may at any time and from time to time (i) repay to Lender or the applicable Subsidiary, and (ii) borrow and reborrow solely from Lender, and Lender shall be obligated to lend to Borrower, subject in all cases to the terms and conditions of this Agreement and other agreements and instruments that may apply to Lender and/or any of the Subsidiaries from time to time, up to a maximum amount of borrowings outstanding hereunder at any time of $35,000,000. Any such additional borrowings or reborrowings shall be subject to the approval by the Lender’s board of directors, in advance on a quarterly basis and may be subject to other conditions set forth by the Lender.

(c) Interest. Borrower shall be charged interest on a daily basis for the outstanding balance of borrowings and accrued and unpaid interest under this Agreement. The interest rate to be paid by Borrower shall be at a rate equal to ten percent (10.0%) per annum, compounded annually, and shall continue to accrue until paid. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

(d) Schedules. Borrowings and accrued and unpaid interest hereunder shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender shall also attach and update on at least a quarterly basis Schedule I to this Agreement, detailing the balances and payments made hereunder during each fiscal quarter of Lender.

1.2 Repayment. Borrower may repay at any time any and all outstanding borrowings hereunder without penalty. On the Maturity Date (defined below), Borrower shall be obligated to repay in full the entire amount of outstanding borrowings hereunder plus accrued and unpaid interest thereon. Repayment of borrowings hereunder and interest thereon may be made in cash, set off against other obligations owed by Lender to Borrower (including under the Tax Sharing Agreement, dated October 20, 2017, between the Parties), or such other form as may be agreed by the Parties.

1.3 Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue until the five-year anniversary of the date hereof, unless terminated earlier as provided below or extended by the mutual agreement of the Parties (the “Maturity Date”).

1.4 Termination. Either Party shall have the right to terminate this Agreement upon the occurrence of any of the following events:

(a) A material breach of this Agreement by either Party that is not cured within thirty (30) days after receipt of written notice of such breach from the other Party;

(b) Lender shall have the right to terminate this Agreement if Borrower or its affiliates own shares representing less than 80% of the voting power of the outstanding Common Stock of Lender; or

(c) In no way limiting the foregoing, the Parties may terminate this Agreement by mutual consent memorialized in a writing reasonably satisfactory to both Lender and Borrower.

1.5 Miscellaneous. The terms set forth in Schedule A attached hereto are incorporated by reference herein and shall apply to this Agreement as if fully set forth herein.

(This space is intentionally left blank)

IN WITNESS WHEREOF, Borrower and Lender have each caused this Agreement to be executed on the date and year first above written.

FOG CUTTER CAPITAL GROUP INC. (“Borrower”)

By:	/s/ Ron Roe
Name:	Ron Roe
Title:	CFO

FAT BRANDS INC. (“Lender”)

By:	/s/ Andrew A. Wiederhorn
Name:	Andrew A. Wiederhorn
Title:	CEO

SCHEDULE A (Additional Terms)

The term “Agreement” shall refer to the agreement to which this Schedule A is attached. To the extent that there is any conflict between any provision of this Schedule and any provision set forth in the body of this Agreement, the provision set forth in the body of this Agreement shall control.

A.	Governing Law. The internal laws of the State of California (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of, relating to, or in connection with this Agreement, unless expressly provided otherwise in this Agreement.

B.	Notices. Each Party giving any notice (a “Notice”) required or permitted under this Agreement will give the Notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Schedule: (a) by telephone; or (b) in writing (which includes means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any Notice shall be effective: (1) in the case of hand-delivery, when delivered; (2) if given by mail, four days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested; (3) in the case of a telephonic Notice, when a Party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next day on which the Party receiving the notice is open for business by hand delivery, a facsimile or electronic transmission, or overnight courier delivery of a confirmatory notice (received at or before noon on such next business day); (4) in the case of a facsimile transmission, when sent to the applicable Party’s facsimile machine’s telephone number if the Party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine; (5) in the case of electronic transmission, when actually received; and (6) if given by any other means (including by overnight courier), when actually received. Until further notice, as provided above, addresses for Notices shall be:

If to Borrower:	Fog Cutter Capital Group Inc.
9720 Wilshire Boulevard, Suite 500
Beverly Hills, CA 90212
Attn: Chief Financial Officer

If to Lender:	FAT Brands Inc.
9720 Wilshire Boulevard, Suite 500
Beverly Hills, CA 90212
Attn: Chief Financial Officer

C.	Binding Effect and Assignment. This Agreement binds and benefits the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of Lender and Borrower, which consent may be withheld in such Party’s sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void. Notwithstanding the preceding sentence, Lender may assign this Agreement in connection with (a) a merger transaction in which Lender is not the surviving entity or (b) the sale of all or substantially all of its assets.

D.	Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force.

E.	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or e-mail transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.

F.	Certain Expenses. Each Party will be responsible its own respective costs, fees and expenses relating to this Agreement and the transactions hereunder.

G.	Amendment. The Parties may amend this Agreement only by a written agreement signed by each of the Parties that identifies itself as an amendment to this Agreement.

H.	Waiver. No course of dealing and no delay or failure of any Party in exercising any right, power, remedy or privilege under this Agreement shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Parties under this Agreement are cumulative and not exclusive of any rights or remedies which they would otherwise have. Any waiver, permission, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

I.	Authority. Each Party represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

J.	Construction of Agreement.

(a) Any reference in this Agreement to the singular includes the plural where appropriate.

(b) Any captions, titles and headings, and any table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.

(c) Language used in this Agreement is and shall be deemed language mutually chosen by the Parties hereto to express their mutual intent and no rule of strict construction shall be applied against any Party.

(d) This Agreement is for the sole benefit of the Parties hereto and the Lender’s Subsidiaries, and does not, and is not intended to, confer any rights or remedies in favor of any other Person, including any creditor or stockholder of any Party.

(e) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(f) Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

(g) Unless otherwise expressly specified, all references in this Agreement to “dollars” or “$” means United States Dollars.

K.	Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS OR BUSINESS INTERRUPTION DAMAGES, HOWEVER CAUSED BASED UPON ANY THEORY OF LIABILITY.

SCHEDULE I

Quarterly LOAN balances AND PAYMENTs

Fiscal Quarter	Loans (net of repayment and offsets) Made During Fiscal Quarter	Interest Accrued During Fiscal Quarter	Outstanding Balance at End of Fiscal Quarter
Q4 2019	$	$		$21,067,000.00
Q1 2020	$	$	$
Q2 2020	$	$	$
Q3 2020	$	$	$
Q4 2020	$	$	$
Q1 2021	$	$	$
Q2 2021	$	$	$
Q3 2021	$	$	$
Q4 2021	$	$	$
Q1 2022	$	$	$
Q2 2022	$	$	$
Q3 2022	$	$	$
Q4 2022	$	$	$
Q1 2023	$	$	$
Q2 2023	$	$	$
Q3 2023	$	$	$
Q4 2023	$	$	$

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